EXHIBIT 4.5


                  SHARE PURCHASE AGREEMENT DATED JUNE 10, 2002
      AMONG EN-ELTEK NETHERLANDS 2000 B.V., KUBATRONIK-LEITERPLATTEN GMBH,
                     MR. ALOIS KUBAT, MR. THOMAS KUBAT AND
                              MS. HEIKE HEIDENREICH

================================================================================

                       UR-NR./DEED NO._______________ / 2002

  PROTOKOLL  UBER EINEN ANTEILSKAUF-          MINUTES OF A SHARE PURCHASE AND
                   UND                              TRANSFER AGREEMENT
          -UBERTRAGUNGSVERTRAG

Heute, den zehnten Juni                   Today, this tenth of June two thousand
zweitausendzwei                           and two

                                  -10.06.2002-

erschienen vor mir,                       the following persons appeared before
                                          me,

                                DR. KARL WINKLER

Notar mit dem Amtssitz in Neuhauser       notary public with registered office
Str. 15, 80331 Munchen,                   in Neuhauser Str. 15, 80331 Munchen,

in den Geschaftsraumen der KPMG           in the business premises of KPMG
Treuhand Beiten Burkhardt GmbH,           Treuhand Beiten Burkhardt GmbH,
Rechtsanwaltsgesellschaft                 Rechtsanwaltsgesellschaft
Steuerberatungsgesellschaft,              Steuerberatungsgesellschaft,
GanghoferstraBe 33, 80339 Munchen:        GanghoferstraBe 33, 80339 Munchen:

1.    Herr Arieh Reichart                 1.    Mr. Arieh Reichart
      wohnhaft:                                 resident:
      Aharonson st.                             Aharonson st. 52293 - Ramat Gan
      52293 - Ramat Gan                         Israel
      Israel

ausgewiesen durch Vorlage                 identified by presentation of his
seines Reisepasses                        passport

seines Reisepasses

(nachstehend der "Erschienene zu 1.")     (hereinafter "Person Present ad 1.")

================================================================================

2.    Mr. Nissim Gilam                    2.    Mr. Nissim Gilam
      wohnhaft:                                 resident:
      Ravina 1 st.                              Ravina 1 st.
      Tel Aviv.                                 Tel Aviv.
      Israel                                    Israel

ausgewiesen durch Vorlage seines/ihres    identified by presentation of his
Reisepasses                               passport

(nachstehend der "Erschienene zu 2.")     (hereinafter "Person Present ad 2.")

Die Erschienenen zu 1. und 2. handeln     The Persons present ad 1. and 2. shall
wahrend der notariellen Beurkundung       be acting throughout this notarization
nicht im eigenen Namen, sondern namens    not in their own name but for and on
und im Auftrag von                        behalf of

                         EN-ELTEK NETHERLANDS 2002 B.V.
                 (nachstehend/hereinafter "Eltek" or "Purchaser)

mit Sitz in Amsterdam, Niederlande,       with its registered office in
eingetragen im niederlandischen           Amsterdam, The Netherlands, registered
Handelsregister unter der Nummer          in the companies Registrar of the
34174157, als deren Geschaftsfuhrer.      Netherlands under number 34174157, as
                                          its General Managers.

3.    Herr Alois Kubat,                   3.    Mr. Alois Kubat,
      wohnhaft:                                 resident:
      Filsstrasse 3,                            Filsstrasse 3,
      73326 Deggingen                           73326 Deggingen

ausgewiesen durch Vorlage seines          identified by presentation of his
amtlichen Lichtbildausweises              official identity card

(nachstehend der "Erschienene zu 3."      (hereinafter "Person Present ad 3 or
oder "Alois")                             "Alois").

Die Erschienene zu 3. handelt wahrend     The Person Present ad 3. shall be
der notariellen Beurkundung nicht nur     acting throughout this notarization
im eigenen Namen, sondern auch            not only in his own name but also as a
aufgrund im Original vorgelegter und      representative with the power of sole
dieser Urkunde in Kopie beigefugter       representation and released from the
Vollmacht als                             restrictions set forth on Section 181
einzelvertretungsberechtigter und von     German Civil Code (BGB) according to
den Beschrankungen des Section 181 BGB    the power of attorney which was
befreiter Bevollmachtigter von            presented in original and is attached
                                          to this deed in copy as annex of

                            FRAU/MS HEIKE HEIDENREICH
                               WOHNHAFT/RESIDENT:
                                 FILSSTRASSE 3,
                                 73326 DEGGINGEN
                        (NACHSTEHEND/HEREINAFTER "HEIKE")

sowie namens und im Auftrag von           as well as for and on behalf of

                         KUBATRONIK-LEITERPLATTEN GMBH,

mit Sitz in Geislingen / Steige,          with its seat in Geislingen / Steige,
eingetragen im Handelsregister des        registered in the Commercial Register
Amtsgerichts Goppingen unter HRB 816      of the Lower Court of Goppingen under
Gei, als deren Geschaftsfuhrer mit        HRB 816 Gei, as its managing director,
Alleinvertretungsvollmacht und befreit    authorized to represent solely and
von den Beschrankungen des Section 181    released from the restrictions set
BGB gemaB Handelsregisterauszug, der      forth in Sec. 181 BGB in accordance
dieser Urkunde in Kopie als Anlage        with the certified extract of the
beigefugt ist. (nachstehend               Commercial Register, a copy of which
"Kubatronik" oder "Gesellschaft")         is attached to this this deed as annex
                                          (hereinafter "Kubatronik" or
                                          "Company")

4.    Herr Thomas Kubat                   4.    Mr. Thomas Kubat
      wohnhaft:                                 resident:
      Nellinger Strasse 19,                     Nellinger Strasse 19,
      73340 Amstetten                           73340 Amstetten

ausgewiesen durch Vorlage seines          identified by presentation of his
amtlichen Lichtbildausweises              official identity card

(nachstehend der "Erschienene zu 4."      (hereinafter "Person Present ad 4." or
oder "Thomas").                           "Thomas").

(die Erschienenen zu 3 und 4 und Heike    (the Persons Present ad 3. and 4. and
nachstehend auch zusammen "Verkaufer")    Heike hereinafter together also the
                                          "Sellers")

Auf Ansuchen der Erschienenen             Upon request of the Persons Present, I
beurkunde ich hiermit gemaB ihren vor     hereby notarise the following
mir abgegebenen Erklarungen was folgt:    statements that were made in my
                                          presence:

               PRAAMBEL                                  PREAMBLE

                            SHARES PURCHASE AGREEMENT

THIS SHARES PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of June 10, 2002, by and among (i) ALOIS, THOMAS and HEIKE, (ii) COMPANY and (iii) ELTEK.

                                   WLTNESSETH

WHEREAS, Alois, Thomas and Heike are the only shareholders of the Company as follows

------------------------------------------------------------------------------
                                                                     NUMBER OF
SHAREHOLDER         PORTION OF THE SHARE CAPITAL (DM)   PERCENTAGE     SHARES
------------------------------------------------------------------------------
Alois Kubat                                400,000.00       80            1

Thomas Kubat                                50,000.00       10            1

Heike Heidenreich                           50,000.00       10            1

                                          -----------      ---          ---

                    total                  500,000.00      100            3

and

WHEREAS, Thomas and Heike wish to sell to the Purchaser and the Purchaser wishes to purchase from Thomas and Heike their Shares; and

WHEREAS, Alois wishes to sell to the Purchaser and the Purchaser wishes to purchase from Alois a part of his share in the amount of DM 280,000.00. Therefore, the share representing DM 400,000.00 of the share capital will be split into two shares, representing DM 120,000.00 and DM 280,000.00 of the share capital, respectively. Thus, the Shares to be sold to the Purchaser by the Sellers shall constitute 76% of the issued and outstanding share capital and voting rights of the Company on a fully diluted basis (the "ACQUIRED SHARES"); and

WHEREAS, the purchase of the Acquired Shares by the Purchaser is for the benefit of the Company and shall strengthen its market position.

Now, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   Article 1:

                                   DEFINITIONS

1.1   Definitions.

      The following terms, as used herein, have the following meanings:

      "AFFILIATE" means any other Person (as defined bellow) controlling, controlled by, or under common control with such Person; "CONTROL" meaning
      (a) the direct or indirect ownership of 25% or more of the voting rights, the rights to receive profits upon distribution or the rights to participate in allocation of assets upon liquidation of such Person, (b) the ability to appoint or elect 25% or more of the governing board, or (c) the ability to appoint the management of such Person.

      "ANNUAL FINANCIAL STATEMENTS" means the accurate, full and complete financial statements of the Company (including balance sheet, profit and loss account, notes, statements of operation and statement of cash flows) at and for the twelve-months respective period, ending on December 31, 2001, adjusted by the Accountant to Generally Accepted Accounting Principles ("GAAP") in Germany applied on a consistent basis.

      "AUDITED FINANCIAL STATEMENTS" means the accurate, full and complete audited financial statements of the Company (including balance sheet, profit and loss account, notes, statements of operation and statement of cash flows) as of 30 April 2002, prepared in English and in accordance with German GAAP applied on a consistent basis and certified and audited by a reputable accountant selected by the Purchaser (the "ACCOUNTANT").

      "FINANCIAL STATEMENTS" shall mean the Annual Financial Statements and the Audited Financial Statements.

      "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in Germany are not generally open for business.

      "CLOSING" means the signing of this Agreement in the presence of a Notary (the "NOTARY") and the consummation of the transactions contemplated hereby.

      "CONTRACTS" means all written and verbal agreements, contracts, leases, purchase orders, arrangements, commitments and licenses of the Company.

      "TAX" OR "TAXES" means all taxes ("Steuern und steuerliche Nebenleistungen") within the meaning of Sec. 3 of the German Fiscal Code ("Abgabenordnung") including any tax, levy, duty, fee or any other compulsory payment of any kind, including accrued or accruing with respect thereto, imposed under the laws of any jurisdiction, including, without limitation, income tax, sales tax, value added tax, withholding tax, property tax, import duties, export duties, social security payments, employment taxes, municipal taxes, levies and fees.

      "EQUITY" means equity under the terms of Sec. 266 para 3 A HGB (German Commercial Law Act), consisting of the nominal share capital, capital reserves, retained profit or loss and annual net profit or loss. Sec. 268 para. 1 HGB shall remain unaffected.

      "GUARANTEE" shall mean any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit, in either case, in the ordinary course of business.

      "INDEBTEDNESS" shall mean, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (other than deposits, advances or excess payments accepted in connection with the sale by such Person of products or services in the ordinary course of business), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase by such Person of products or services in the ordinary course of business),
      (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid when due), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
      by) any Lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed,
      (vii) all obligations of such Person under leases required to be accounted for as capital leases under generally accepted accounting principles, and
      (viii) all Guarantees of such Person.

      "INVESTMENT" shall mean, with respect to any Person, any loan, advance or extension of credit (other than in connection with the sale by such Person of products or services in the ordinary course of business) by such Person to, and any Guarantee or other contingent liability with respect to the capital stock. Indebtedness or other obligations of, and any contributions to the capital of, any other Person, as well as any ownership, purchase or other acquisition by such Person of any interest in any capital stock or other securities of any such other Person as well as any transfer or sale (other than in connection with the sale by such Person of products or services in the ordinary course of business) of property by such Person to any other Person other than upon full payment, in cash, of not less than the agreed sale price or the fair value of such property, whichever is higher.

      "LIEN" means (i) any interest in property (whether real, personal or mixed and whether tangible or intangible) which secures an obligation owed to, or a claim by, a Person other than the owner of such property, whether such interest is based on the common law, statute or contract, including, without limitation, any such interest arising from a lease, mortgage, charge, pledge, security agreement, conditional sale, trust receipt or deposit in trust, or arising from a consignment of bailment given for security purposes (other than a trust receipt or deposit given in the ordinary course of business which does not secure any obligation for borrowed money), (ii) any encumbrance upon such property which does not secure such an obligation, and (iii) any exception to or defect in the title to or ownership interest in such property, including, without limitation, reservations, rights of entry, possibilities of encroachments, easements, rights of way, restrictive covenants and licenses.

      "SHARES" means the shares of the Company.

      "PARTIES" means Sellers, Purchaser and the Company.

      "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization, including a governmental authority.

      "RELATIVE" means the immediate family of any individual, including spouse, children, brothers, sisters and parents.

      "TRUSTEE" means KPMG Treuhand Beiten Burkhardt GmbH having his/her business address at Ganghoferstrasse 33, 80339 Munich, Germany.

                                   Article 2:

                           SALE AND PURCHASE OF SHARES

2.1   PURCHASE AND SALE

      On the terms and subject to the fulfillment or waiver of all conditions set forth in this Agreement, and on the basis of Sellers', Company's and Purchaser's representations, warranties and covenants hereunder, at the Closing, Sellers herewith assign, sell, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Sellers, the Acquired Shares, duly authorized, validly issued, fully paid, non-assessable, free and clear of all Liens and restrictions on transfer and constituting 76% of the issued share capital and voting rights of the Company, on a fully diluted basis, in consideration for the Purchase Price specified under
      Article 6 herein below. The Purchaser accepts the assignment.

2.2.  CLOSING

      The Closing will take place by signature of this Agreement on the date hereof (the "CLOSING DATE"). At the Closing:

      (a) The Company shall execute an amendment to the existing lease agreement for the Company's plant located at Karl-Benz-Strasse 13, Geislingen 73312, parcel 1118, Germany, with OWNER/ LESSOR (the "REAL PROPERTY") the form of which is annexed herewith as EXHIBIT A.

      (b) The Company shall repay a loan (1) to Thomas, in the amount of 60,000 DM (sixty thousand German Marks) (2) to Heike in the amount of 70,000 DM (seventy thousand German Marks) (the "LOAN") against receipt by the Company and the Purchaser of a signed waiver in the form annexed herewith as EXHIBIT B.

      (c) The Company shall distribute to the Sellers according to their respective pro rata portion, the net amount remaining after deducting any withholding tax and solidarity surcharge from the gross dividend that was announced in the Annual Financial Statements in the amount of 868,560 DM (444,088 Euro) (the "DISTRIBUTABLE PROFITS").

      (d) The Company shall execute an amendment to the existing lease agreement for a machine, type "Co-Bra Bond Durchlauflinie" with Mrs. Karin Kubat in the form annexed herewith as EXHIBIT C.

      (e) The Purchaser, the Sellers and the Trustee shall execute the Trust Agreement in the form annexed herewith as EXHIBIT K.

      (f)   Company shall provide the Purchaser with:

            (i) a bank confirmation sent by fax, satisfactory to the Purchaser and/or its counsel, detailing the Company's cash balances at the Closing Date, prior to the repayment of the Loan and the payment of the Distributable Profits.

            (ii) a resolutions of a Shareholders General Meeting in the form of EXHIBIT D, regarding, the approval of the year-end financial statements, the distribution of the Distributable Profits, and the transfer of the divided share of Alois to the Purchaser.

            (iii) a resolutions of the Shareholders General Meeting in the form of EXHIBIT E according to which within 30 Business Days from the finalization of the Audited Financial Statements, the Company shall distribute to the Sellers a dividend out of the Company's distributable profit for the calendar year 2001, in an amount which is equivalent to the Company's surplus of Equity as reflected in the Audited Financial Statements, which exceed the Determined Sum, provided however that: (1) such dividend is also distributable out of the Company's profits after tax according to the Audited Financial Statements (2) in case such distribution had been performed prior to 30 April 2002 the cash balances of the Company, according to the Audited Financial Statements, after deduction of Alois' clearing account with the Company and Alois' and Thomas' 2001 year bonus, would not have been less than 2,500,000 German Marks (1,278,230 Euro) and (3) that the Company is not prohibited according to law to make such distribution.

      (g) The Purchaser shall pay the Sellers the Purchase Price pursuant to Art. 6 hereof.

      (h) Alois and the Company represented by its General Meeting shall execute an amendment to Alois's employment and service agreement in the form annexed herewith as EXHIBIT F.

      (i) Thomas and the Company represented by its General Meeting shall execute an amendment to Thomas's employment and service agreement in the form annexed herewith as EXHIBIT G.

      (j) The Purchaser shall provide the Sellers with a comfort letter in the form annexed herewith as EXHIBIT L.

      (k) Immediately after the Closing the General Meeting of the Company shall convene in order to approve: (1) Rules of internal procedure for the general managers in the form of which is annexed herewith as EXHIBIT H (2) amendment of the Articles of Association in the form annexed herewith as EXHIBIT I (3) nomination of general managers, in the form annexed herewith as EXHIBIT J.

      (l) Within sixty (60) days after Closing, the Company shall provide the Purchaser with a confirmation issued by the Company according to which until this date all premiums and/or other payment payable under Thomas's pension policy have been timely paid by the Company and the Company has otherwise complied fully with the terms and conditions of the policy.

            The signature of this Agreement is subject to the conditions precedents, which are stipulated in sections: 2.2(a), 2.2(d), 2.2(f)i-iv, 2.2(h), 2.2(i) 2.2(j).

                                   Article 3:

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers, jointly and severally, hereby represent and warrant to the Purchaser as of the Closing Date in the form of an independent promise of guarantee (IM WEGE EINES SELBSTANDIGEN GARANTIEVERSPRECHENS), that the statements contained in this Article 3 are complete, true and correct.

3.1   CORPORATE ORGANIZATION, POWER AND AUTHORIZATION.

      (a) The Company is a private company, company no. HRB 816, Geislingen-Steige, limited by shares, duly organized and validly existing under the laws of Germany, with full power and authority to own all of its properties and assets and to carry on its business as it is now being conducted or proposed to be conducted, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

      (b) The Company does not own, directly or indirectly, any equity interest or other Investment in any corporation, association or business entity.

      (c) All Acquired Shares are duly authorized, validly issued, fully paid, non assessable and free of any Lien or other limitation or restriction. Sellers are the owner of the Acquired Shares, free and clear of any Lien and any other limitation or restriction, and will transfer and deliver to Purchaser at the Closing valid ownership title to the Acquired Shares, free and clear of any Lien and any such limitation or restriction.

      (d) Sellers and Company have full power, authority and legal capacity, and have all governmental licenses, authorizations, permits, consents and approvals required to enter into this Agreement and to own, sell and transfer the Acquired Shares sold hereby and to perform all its other covenants and undertakings hereunder.

      (e) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action (corporate or otherwise) on the part of Sellers and the Company, and no further proceedings (corporate or otherwise) are, or will be, necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement contains valid and binding obligations of Sellers and Company, enforceable against them in accordance with its terms.

3.2   CAPITALIZATION OF THE COMPANY

      (a) As of Closing, the Company's entire share capital shall be DM 500,000.00, divided into 3 Shares (50,000.00, 50,000.00,
            400,000.00).

      (b) The Acquired Shares will constitute 76% of the Company's outstanding securities on a fully diluted basis on the Closing Date. As of the Closing there are no outstanding obligations of the Company to Sellers to repurchase, redeem or otherwise acquire any of the Acquired Shares. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Sellers are a party to, or by which they are bound relating to the voting, disposition or registration of any shares of the Company. On or prior to the Closing, Sellers have no and shall have no rights to acquire any Ordinary Shares or any other capital shares of the Company.

      (c) There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities, interests, liens, claims, charges or other legal or equitable agreements, arrangements or encumbrances of any character or nature whatsoever or with respect to any interest in the Company or any of its assets under which the Company is or may become obligated to issue, assign or transfer any of its securities.

      (d) Immediately after the Closing, Alois shall hold 24% of the Company's issued and outstanding share capital on a fully diluted basis. During his employment with the Company and during the Option Period, Alois's holding in the Company shall remain free and clear of any Lien.

3.3   NON-CONTRAVENTION.

      The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not
      (i) contravene or conflict with the Articles of Association or any constituent documents of the Company, (ii) result in the creation or imposition of any Lien on the Acquired Shares or on the Company's assets other then as stipulated in this Agreement (iii) be in conflict with or constitute (with or without due notice or lapse of time or both) a default under, any Contract to which Sellers and/or the Company are a party to, or by which Seller and/or the Company or their properties or assets may be bound, or, contravene, conflict or constitute a violation of any order or judgment.

3.4   CONSENTS AND APPROVALS. To the Sellers best knowledge and belief the execution and performance of this Agreement and the consummation of the transactions contemplated hereunder and related thereto will not result in a violation of any applicable law. All approval, permit or consent of, or filing with, any governmental body, official authority or any other third party required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, have been obtained.

3.5   AGREEMENTS WITH SELLERS.

      Except as disclosed in SCHEDULE 3.5 hereto, there are no direct or indirect agreements, arrangements, commitments or other transactions between the Company and Sellers or any of its Affiliates, Relatives, directors, officers, employees or agents. Except as disclosed in Schedule
      3.5 the Sellers do not and will not have any claims and demands whatsoever, against the Company and/or its assets and/or properties.

3.6   LITIGATION.

      Except as disclosed in SCHEDULE 3.6 hereto, there are no lawsuits, actions, arbitration or other proceedings or investigations pending or threatened or to the Sellers best knowledge intended, against the Company or any of its properties; nor are there any judgments or outstanding orders, injunctions, decrees or awards (whether rendered by a court, an administrative body or by arbitration) affecting the Company or any of its properties or business.

3.7   ASSETS AND PROPERTIES.

      (a) The Company has good and marketable title to, or in the case of leased property and assets, have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Financial Statements or acquired after the Financial Statements date. None of such property or assets is subject to any Lien, except as disclosed in SCHEDULE 3.7 hereto.

      (b) All leases of the Real Property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms-and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

      (c) The plants, buildings, structures, equipment and machines, owned or leased by the Company have no material defects, are in good operating condition and repair and have been maintained consistent with standards generally followed in the industry, are in adequate repair and operating conditions and suitable for their present and intended uses and, in the case of plants, buildings and other structures (including, without limitation, the roofs thereof), are structurally sound.

      (d) The plants, buildings and structures owned or leased by the Company have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings or structures, and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the businesses of the Company as it is now being conducted. None of the structures on the Real Property encroaches upon real property of another Person, and no structure of any other Person substantially encroaches upon any of the Real Property.

      (e) The Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any applicable building, zoning, subdivision or other land use and similar laws, regulations and permits.

      (f) The property and assets owned or leased by the Company, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Company and are adequate to conduct such businesses as currently conducted.

      (g) Karin Kubat, a Relative of the Sellers (the "OWNER") is the sole owner of the Real Property.

      (h) The building rights in the Real Property were not used in whole and thus there is a possibility to enlarge the plant by approximately 300 sq.mr.

3.8   BUSINESS.

      (a) Since the date of its incorporation, and until the date hereof the Company has operated, its business in the normal and customary manner.

      (b) The Company has complied with all laws, statutes, ordinances, rules, regulations and orders applicable to its business and has obtained all certificates, consents, permits, license approvals, orders or authorizations of, and has made or given all notices, registrations, declarations, reports of filings (collectively, "PERMITS") with, any governmental agency, instrumentality or authority (each, a "GOVERNMENTAL AGENCY"), that are required for or in connection with the lawful operation of its business, as currently conducted, including, without limitation, all such Permits as may be required to permit lawful use, storage, treatment, handling and disposal of any hazardous waste or materials stored, used or generated by the Company. All of such Permits are in full force and effect and are unaffected by the sale of the Acquired Shares contemplated hereby. None of such Permits will expire or is subject to renewal within the following year. The Company has complied and is in compliance in all material respects with all conditions or requirements imposed by any of such Permits and to the best knowledge of the Sellers no Governmental Agency intends to cancel, terminate or modify any such Permit or to require additional Permits, notices, filings or reports with respect to the operation of the Company's business or, that valid grounds for any such cancellation, termination or modification exist.

      (c) Except as otherwise disclosed in SCHEDULE 3.8 hereto, (i) the Company is in compliance with all environmental laws applicable to the conduct of its business relating, among others, to emissions, discharges and releases of hazardous materials into land, soil, ambient air, water and atmosphere; (ii) the Company is in compliance with all environmental laws applicable to the conduct of its business relating to the generalization, treatment, storage, transportation and disposal of hazardous materials; and (iii) there exist no hazardous materials on or in the Company's facilities or real properties.

3.9   LIABILITIES AND GUARANTEES.

      (a) Except as specified in SCHEDULE 3.9, the Company did not have at December 31, 2001 and as of the Closing Date any liabilities or obligations of any kind, whether accrued, absolute, asserted or unasserted, contingent or otherwise not reflected, reserved against or otherwise disclosed in the Financial Statements.

      (b) The Company has no Guarantees, and may not be liable by any obligation (financial or other) of the Sellers or any third party. The Company has no liability unrelated to the business or operations conducted by the Company.

      (c) The Company has no future liabilities and obligations, contingent or otherwise, and the Company shall not be required to make any Investment and/or payment, under any law, contract or commitment that are not to be incurred in the ordinary course of business.

3.10  MATERIAL AGREEMENTS.

      All the material Contracts to which the Company is a party or by which it is bound, including any rights to participate in the Company's income and/or profits, are fully and correctly described in SCHEDULE 3.10. The Company is not in violation of any of its Contracts, nor is it a party to or bound by any Contract, which is so burdensome as to materially affect or impair its business. All the Contracts of the Company are in full force and effect. No breach and no condition which if not corrected would constitute a breach exists in respect of any such Contracts, nor has any event occurred which is a default or which, after the passage of time or the giving of notice or both would be a default under any of said Contracts, which could have a material adverse affect on the Company.

3.11  INTELLECTUAL PROPERTY RIGHTS.

      (a) The Company is the sole owner of all patents, trademarks, trade names, copyright, technology, know-how, process and all other intellectual property rights, permits and licenses ("INTANGIBLE RIGHTS") necessary for the business of the Company as now conducted. The Intangible Rights, other than know-how, process and information, are fully and accurately described in SCHEDULE 3.11 attached hereto. The Company has not granted any rights in respect of any Intangible Right or interest therein to any other person.

      (b) The Company's Intangible Rights, if any, are free and clear of any rights, liens and claims of all current and former employees, consultants, officers and shareholders of the Company.

      (c) No person has asserted any claim regarding the use of, or challenging or questioning the Company's title in any of the Intangible Rights and the Company has the unrestricted right to use the Intangible Rights free and clear from any rights, liens, and claims of any party, and no Intangible Rights has infringed or, will infringe upon any rights of any third party. To the best of the Sellers knowledge there are no third party infringement or violation of any of the Intangible Rights.

3.12  FINANCIAL STATEMENTS.

      (a)   The Annual Financial Statements of the Company attached hereto as
            SCHEDULE 3.12 are true, correct and complete, and fairly and accurately present the financial position, assets, liabilities, results of operations or other information included therein of the Company for the period or as of the date therein set forth.

      (b) The books and records of the Company as of the date hereof are accurate and complete in all material respects and there are no material matters for which entry has not been made in such books and records.

      (c) Except as specified in SCHEDULE 3.12(C) and which has been agreed to by the Purchaser, since December 31, 2001, there has been no change in the business, prospects, assets, liabilities, operation or condition (financial or otherwise) of the Company, other than changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse. Without limitation to the above, the Sellers hereby clarify that since the fourth quarter of the fiscal year 2001, and as a result of the ordinary course of business, the Company's sales decreased by 30% and that the Company has not:

            (i) issued or sold or authorized for issuance or sale, or grant of any options or other agreements with respect to any shares or any other securities of the Company;

            (ii) declared, set aside or paid any dividend or other distribution with respect to any shares of the Company or other securities, or any repurchase, redemption or other acquisition by the Company of any shares or other securities of the Company;

            (iii) incurred, assumed or guaranteed by the Company of any Indebtedness including, without limitation, for borrowed money;

            (iv) created or incurred of any Lien on any material asset of the Company;

            (v) made of any loan, advance or capital contributions to or Investment in any Person;

            (vi) entered into any transaction or commitment, or any contract or agreement, relating to the Company's assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right;

            (vii) made any capital expenditure, or commitment for a capital expenditure, for addition or improvements to the Company's property, plant and/or equipment;

            (viii) terminated, canceled or accelerated, or indicated to that effect, of any right or obligation of the Company or a loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument including without limitation any agreement for the purchase of materials, supplies, goods, services, equipment, any sales, distribution and other customers agreement;

            (ix) made any payment for any Guarantee or warranty of any kind given by the Company;

            (x) made any payments to interested parties, including shareholders, directors and/or officers and has not entered into any related party transactions including, without limitation, the payment of any management fees or services fees or any other payments whatsoever to the Company's shareholders or any of their affiliates.

            (xi) manage its cash-flow out of the ordinary course of business, including, inter-alia, postponement of payments due by the Company according to its payment conditions and/or advancement of collection of outstanding debts to the Company.

3.13  EMPLOYEES.

      Set forth in SCHEDULE 3.13 is a list of the names of all employees of the Company, together with the title or job classification of each such person and their current salaries and benefits. Except as set forth in Schedule 3.13, none of such persons has an employment agreement or understanding, whether oral or written, with the Company, which is not terminable on notice by the Company without cost or other liability to the Company. Except as set forth in SCHEDULE 3.13, no employee of the Company has advised the Company (orally or in writing) that he or she intends to terminate his/her employment with the Company. The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of social benefits and other taxes.

3.14  TAXES.

      The Company has timely filed all necessary Tax returns, reports and notices. The Sellers and the Company have no knowledge, or any reasonable grounds to know, of any Tax deficiencies, which might be assessed against the Company. The Company has paid all Taxes, which have become due, whether pursuant to any assessments or otherwise, and there is no liability (whether or not disclosed on such returns) or assessments for any Taxes, that has not been reserved for in the Financial Statements.

3.15  PRODUCTS.

      Each of the products produced or sold by the Company is, and at all times up to and including the sale thereof has been, in compliance in all respects with all applicable laws and regulations.

3.16  INSURANCE COVERAGE.

      SCHEDULE 3.16 sets forth a list and correct description of insurance policies relating to the assets, business, operations, employees, officers and directors of the Company end (the "POLICIES"). There is no claim by the Company pending under any of the Policies as to which coverage has been questioned, denied or disputed by the issuers of the Policies or in respect of which such issuers have reserved their rights. All premiums payable under the Policies have been timely paid and the Company has otherwise complied fully with the terms and conditions of the Policies. The Policies (or other policies, providing substantially similar insurance coverage) are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company. Sellers do not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of the Policies.

3.17  BACKLOG, ORDERS AND ADVANCES.

      All of the Company's purchase orders, backlog of confirmed orders and customer advances stated in the Financial Statements are, or arising from or otherwise relating to the business of the Company, valid, genuine and recorded in the ordinary course of business.

3.18  INVENTORIES.

      (a) The inventories stated in the Audited Financial Statements were properly stated therein at the lesser of cost or fair market value determined in accordance with German GAAP consistently maintained and applied by the Company.

      (b) The finished products and work in progress under contracts stated in the Financial Statements were properly stated therein at direct production cost determined in accordance with German GAAP, consistently maintained and applied by the Company.

      (c) Since the date of the Annual Financial Statements, the inventories and work in progress of the Company has been maintained in the ordinary course of business. All such inventories and work in progress are owned free and clear of all Liens. All of the inventories, finished products and work in progress recorded in the Financial Statements consist of items of a quality usable or saleable at full gross margins (subject, in the case of work-in-progress inventory, to completion in the ordinary course of business) in the normal course of business consistent with past practices and are in quantities sufficient for the normal operation of the business of the Company in accordance with past practice.

3.19 RECEIVABLES. To the best of the Sellers knowledge all accounts, notes receivable and other receivables stated on the Financial Statements are valid, genuine and fully collectible in the aggregate amount thereof. All accounts, notes receivable and other receivables reflected in the Financial Statements were accrued in the normal course of business of the Company.

3.20 PAYABLES. All accounts, notes payable and other payables stated in the Financial Statements are valid, genuine and payable in the normal course of business of the Company. All accounts, notes payable and other payables stated in the Annual Financial Statements were incurred in the normal course of business of the Company.

3.21 CUSTOMERS AND SUPPLIERS. Except as set forth in SCHEDULE 3.21, no customer of the Company during the 6-month period preceding the Closing Date has terminated any agreement with the Company. During the 6-month period preceding the Closing Date, no material supplier of the Company has indicated in writing that it will stop, or decrease the rate of, supplying materials, products or services to the Company.

3.22 BROKERS. Neither Sellers nor the Company or anyone acting on their behalf have employed any broker, or incurred any liability for any brokerage fee or commission in connection with the transactions, contemplated hereby, nor is there any basis for any such fee or commission to be claimed by any person or entity.

3.23 FULL AND CORRECT DISCLOSURE. Each exhibit, schedule and any other document furnished, or to be furnished, by the Company or Sellers to the Purchaser in connection herewith is, and unless otherwise expressly stipulated otherwise, at the Closing shall be, true, correct and complete. No representation or warranty by the Company or Sellers in this Agreement, or in any exhibit, schedule or other document furnished, or to be furnished, to the Purchaser in connection herewith contains or will contain at the Closing, any untrue statements of a material fact or omits, or will omit, to state a material fact necessary to make the information provided to the Purchaser not misleading. There is no fact known to the Company or Sellers which, had it been disclosed to the Purchaser, might have affected the terms of the transactions contemplated hereunder in any material manner.

3.24 ENVIRONMENTAL. The real estate used by the Company, regardless of whether or not such real estate is owned by the Company or third parties, as well as any other operational facilities owned or used by the Company are free of any contamination or pollution of soil, ground and surface water, air and any other environmental contamination or pollution which could cause a liability of the Company. As of the Closing Date, neither the Company nor the Sellers have received any claim relating to such environmental contamination or pollution and to the best knowledge of the Company and the Sellers, no event has occurred that could reasonably be expected to give rise to such claim.

                                   Article 4:

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1 CORPORATE ORGANIZATION, POWER AND AUTHORIZATION. The Purchaser represents and warrants to Sellers and Company, as of the Closing Date, that the statements contained in this Article 4 are full, true and correct.

4.2 The Purchaser has full power, authority and legal capacity, and has all governmental licenses, authorizations, permits, consents and approvals required to enter into this Agreement and to own, purchase and receive the Acquired Shares sold hereby and to perform all its other covenants and undertakings hereunder.

4.3 The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action (corporate or otherwise) on the part of Purchaser, and to the best of Purchaser's knowledge no further proceedings (corporate or otherwise) are, or will be, necessary to authorize this Agreement or to consummate the transactions contemplated hereby on behalf of Purchaser. This Agreement contains valid and binding obligations of Purchaser, enforceable against him in accordance with its terms.

                                   Article 5:

                                COVENANTS, WAIVER

5.1   CONFIDENTIALITY.

      Sellers shall preserve any and all confidential information of the Company, including without limitation all confidential information relating to its business, technology, products, suppliers and clients, development and marketing plans, business strategy and business model, and shall not reveal any such confidential information to any third party of any kind, or use it in any way without the express prior written consent of the Company. The foregoing shall not apply to information, which is generally available to the public, unless it so became through violation of this provision, and to information which was acquired and/or developed independently by the Seller, though no violation of this section 5.1.

5.2   NON-COMPETE.

      (a) Each of the Sellers undertake, that so long as he is employed with the Company or as long as he or any of its Relative holds any shares of the Company, whichever is later, and for a period of two years thereafter, he shall refrain from engaging, directly or indirectly, as a shareholder, partner, joint venturer, consultant, director, employee, agent or otherwise, in any business and/or activity which 'may compete, with the Company i.e. in connection with printed circuit boards, in Germany ("COMPETING ENTITY"). It is hereby clarified that entities, which manufacture or market raw materials and machinery, for the printed circuit boards industry, do not compete with the Company's activities.

      (b) For a period of two years following the termination of Alois and Thomas employment with the Company for any reason whatsoever, Alois and Thomas shall be prevented, directly or indirectly, from hiring anyone employed by the Company or from causing any employee to terminate his/her working relationship with the Company unless the Company has given its prior written approval. This prohibition shall be limited to a period of one year following the date the employee terminates his/her employment relationship with the Company.

      (c) In addition, Alois and Thomas shall be obliged not to unreasonably impede in the relationships between the Company and its customers during such two years period.

      (d) In the event that Alois or Thomas breach any of the restrictions set out in this provision, Purchaser is entitled to claim a lump sum contractual penalty of EURO 20,000 in respect of each instance of a breach ("Contractual Penalty"). A claim under this provision shall not prohibit the Purchaser from bringing a claim for further damages save only that the Contractual Penalty shall be credited against any such damage claim.

5.3   WAIVER OF CLAIMS.

      Each of the Sellers agrees and acknowledges that the Purchase Price payable in Accordance with the provisions hereof, provide adequate and final compensation to Sellers from the Purchaser under this Agreement, and that subject to the payment of said Purchase Price, Sellers, or anyone on their behalf, or any affiliated Person, shall not be entitled to receive further compensation from, and hereby irrevocably waives any claim, legal or otherwise, against, the Company, Purchaser and/or any of their shareholders, directors, officers and employees, or anyone acting on their behalf.

                                   Article 6:

                            PAYMENT OF PURCHASE PRICE

6.1 In consideration for the sale and transfer of the Acquired Shares, as stipulated in section 2.1 above, the Purchaser shall pay the Sellers a sum equal to six million German Marks (3,067,751 Euro) (the "COMPANY'S VALUE") multiplied by seventy-six percent (76%) (the "PURCHASE PRICE"); provided, however, that:

      (a) if the Company's Equity according to the Audited Financial Statements is less than 3,770,800 German Marks (1,927,979 Euro) (the "DETERMINED SUM"), then the Purchase Price shall be reduced by a sum equal to such difference subsequently reducing the Company's Value (the "REDUCED COMPANY'S VALUE"); and/or

      (b) if prior to the repayment of the Loan, and the payment of the Distributable Profits the Company shall have cash balances of less than 2,500,000 German Marks (1,278,230 Euro), the Purchase Price shall be reduced by a sum equal to such difference subsequently reducing the Company's Value (the "REDUCED COMPANY'S VALUE").

6.2 As of the Closing Date, the Purchaser shall pay the Sellers their respective pro-rata portion of the Purchase Price, minus the Trust Money (as defined below), by a bank check. 550,000 German Marks (281,211 Euro) (the "TRUST MONEY") shall be paid by the Purchaser TO KPMG Beiten Burkhardt (the "TRUSTEE") to be held by the Trustee, in accordance with the Trust Agreement in the form of EXHIBIT K hereto (the "TRUST AGREEMENT"), subject to Article 6.3, for the following periods of time:

      (a) 50,000 German Marks (25,565 Euro) shall be paid by the Trustee to the Sellers according to their respective pro-rata portion, if the Audited Financial Statements reflect that the Company's Equity is not less than the Determined Sum; and

      (b) 144,760 German Marks (74,015 Euro) shall be paid by the Trustee to the Sellers according to their respective pro-rata portion, immediately after the Company received tax returns in connection with the distribution mentioned in section 2.2(c) above amounting to 144,760 German Marks (the "TAX RETURN"); and

      (c) the balance of the Trust Money amounting to 355,240 German Marks (181,631 Euro), shall be paid by the Trustee to the Sellers according to their respective pro-rata portion, upon the fulfillment of all the following conditions: (1) the Purchaser notified the Trustee that the Company was not required to make any Investment and/or payment in order to comply with any applicable law for 12 months following the Closing; and (2) the Purchaser did not submit a claim to the Sellers or any of them, with a copy to the Trustee, for indemnification according to Article 8 hereof, for up to 36 months following the Closing Date. In case the Purchaser submitted such a claim, the Trustee shall hold the Trust Money until a court shall rule in such a claim or until the Purchaser and the Sellers shall notify the Trustee that they reached a compromise with respect to the claim, and that the terms and conditions of such compromise were performed to the satisfaction of all parties.

6.3   IN THE EVENT THAT:

      (a) the Company's Equity according to the Audited Financial Statements will be less than the Determined Sum and subject to Article. 6.5 below, the Trustee will pay the Purchaser, immediately after receiving the Purchaser notice, the sum equal to such a difference (the "EQUITY RETURN"). In case the Equity Return is less than 50,000 DM the Trustee will pay to the Sellers, according to their respective pro-rata portion, any such difference. '

      (b) if within 24 months following the Closing the Company will not receive the Tax Return, or any part thereof, the Trustee will pay the Purchaser, immediately after receiving the Purchaser notice, a sum equal to the Tax Return or any part thereof. In case the amount paid by the Trustee to the Purchaser as mentioned above, is less than 144,760 DM the Trustee will pay the Sellers, according to their respective pro-rata portion, any such difference.

      (c) the Company shall be required to make any Investment and/or payment in order to comply with any applicable law for 12 months following the Closing, the Trustee will pay the Purchaser, immediately after receiving the Purchaser notice, the sum equal to 76% of such Investment and/or payment.

      (d) the Company and/or the Sellers shall be required to indemnify the Purchaser under Article 8 hereof according to a court decision or according to a compromise agreement achieved between the Purchaser and the Sellers, the Trustee will pay the Purchaser, immediately after receiving the decision or the compromise agreement signed by the Purchaser and the Sellers, (signature via fax shall be sufficient) such indemnification from the Trust Money. It is hereby clarified that the Trustee will pay the Purchaser any amount determined by the court decision, immediately after receiving the court decision and regardless of any motion to stay the decision, appeal with respect to the decision or any other motion that may effect the court's decision.

6.4 The last portion of the Trust Money shall be paid to the Sellers according to their respective pro-rata portion including any interest accrued thereon, from the Closing Date until the date such last portion shall be paid.

6.5 In the event that the Company's Equity according to the Audited Financial Statements will be less than the Determined Sum and the Trust Money shall be insufficient to remedy such shortfall, then the Purchaser shall be entitled to one of the following, according to its full discretion (1) immediately terminate the Agreement and all sums. paid to the Sellers and the Trustee shall be immediately returned to the Purchaser, together with any accrued interest thereon, and the Acquired Shares will return to the Sellers (2) demand that the Sellers shall pay to the Purchaser such shortfall and if not paid within 10 days as of the demand, to terminate the Agreement and all sums paid to the Sellers and the Trustee shall be immediately returned to the Purchaser, together with any accrued interest thereon, and the Acquired Shares will return to the Sellers.

                                   Article 7:

                MANAGEMENT OF THE COMPANY AND TRANSFER OF SHARES

The Company and the Shareholders hereby undertake that the following procedures shall be pursued by the Company and its shareholders as of the Closing and the Articles of Association of the Company shall be amended to reflect the provisions of this Article 7:

7.1   GENERAL MANAGERS

      (a) The management of the business of the Company shall be vested with the General Meeting which may further exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not required by law or by the Articles to be done by the Company by action of another organ.

      (b)   The General Managers shall be appointed by the General Meeting.

      (c) Decisions of the General Managers shall be made according to the Rules of internal procedure for the general managers the form of which is annexed herewith as EXHIBIT H.

      (d) The Purchaser undertakes that as long as Alois or his Relative holds 20% of the Company's outstanding securities and voting rights, and Alois did not reach the age of 65 years Alois shall remain General Manager. Thereafter and as long as Alois or his Relative holds 20% of the Company's outstanding securities and voting rights, the parties shall discuss in good faith if Alois shall remain General Manager or be appointed to the Advisory Board.

7.2   DIVIDEND

      Alois and the Purchaser hereby agree that:

      (a) they shall make their best effort to enable the finalization of the Audited Financial Statements no later than within 3 month from the Closing Date.

      (b) Subsequent to the Closing and no later than within 30 Business Days thereafter the Company shall distribute to the shareholders, according to their respective pro rata portion, a dividend for the year 2001 in the amount of 555,363 DM (283,953 Euro). It is hereby clarified that the distribution of dividend as herein stipulated might decrease the Company's Equity below the Determined Sum. The restrictions as set forth in Sec. 7.2 c) below shall not apply to the above- mentioned distribution.

      (c) at the end of every fiscal year, after the approval of the audited financial statements of the relevant year, the Company shall distribute, as dividend, at least fifty percent (50%) of its profit after tax according to the audited financial statements, provided however, that subsequent to such distribution, the Company shall have cash balances of not less than one million two hundred and fifty thousand (1,250,000) German Marks (639,115 Euro).

7.3   INVESTMENT POLICY

      (a) In the event the Company's Shareholders General Meeting should resolve that Investments are required since the Company does not have sufficient funds from its own resources and/or from external resources for the purpose of meeting its obligations and carrying on its business, the Company's shareholders undertake to provide financing to the Company, pro rata to their respective holdings in the Company. The Shareholders General Meeting shall determine in a simple majority whether the Investment shall be made by way of shareholders' loans or Guarantees on behalf of the Company (and the terms of such loans and Guarantees) or by way of investments in the equity of the Company. Shareholders loans shall bear the highest interest rate deductible for tax purposes.

      (b) A decision with regard to investments in the equity of the Company according to sections 26-28 of the GmbHG (German Limited Liability Company Act) and only a decision according to the above-mentioned sections shall be resolved unanimously.

      (c) In the event that the Shareholders General Meeting resolves, as set forth in Section 7.3 (a) above, that the Shareholders of the Company shall make an investment in the equity of the Company, such investment shall be made in the following manner: the Company's Equity shall be divided by the number of the Company's issued and outstanding capital and the quotient thereof shall be referred to herein as the "PLUG NUMBER". Thereafter, the investment amount as determined by the Shareholders General Meeting shall be divided by the Plug Number, and the quotient thereof shall be invested in the Company as share capital (the "INVESTMENT IN CAPITAL"). The investment amount as determined by the Shareholders General Meeting, minus the Investment in Capital, shall be invested by the Shareholders in the Company as premium on shares/capital. In case the Shareholders General Meeting shall decide on an equity Investment and a shareholder fails to provide his share, his holdings in the Company shall be diluted accordingly.

7.4   TRANSFER OF COMPANY'S SHARES: RIGHT OF FIRST REFUSAL

      Any transfer of shares in the Company shall be subject to a first refusal as set forth below.

      (a) Any shareholder ("OFFEROR") wishing to sell, transfer, convey, assign or otherwise dispose of any shares of the Company ("OFFERED SHARES") shall first offer the Offered Shares for sale, on such terms and in such manner as hereinafter provided, to the other shareholders of the Company ("OFFER"). Same terms shall apply, mutatis mutandis, to any sale of shares of the Company pledged to the benefit of any person and/or entity and/or as a result of a lien thereon. Any purported transaction in the shares in violation of the provisions of this Article 7.4. shall be null and void, and the Company shall not recognize or give any effect thereto. Any transfer of shares under this Article 7.4. shall not be valid or effective without the transferee's respective assumption of any loan made by Offeror to the Company.

      (b) The Offer shall be made in writing and shall be sent by registered mail to the Company and to each person or entity then notified to the Company as a shareholder of the Company ("OFFEREE/S").

      (c) The Offer shall specify the number of the Offered Shares, their class, the name and address of a bona fide third party potential purchaser and the consideration per share and other material terms agreed by the Offeror and said purchaser.

      (d) Each Offeree shall have a period of thirty (30) days from the date the Offer is sent thereto to notify the Offeror in writing ("ACCEPTANCE NOTICE") of its desire to accept the Offer and the percentage of the Offered Shares which it wishes to purchase in accordance therewith, which percentage shall not fall below the percentage that the number of shares of the Company held by each such Offeree on the date the Offer is sent constitutes out of the total number of shares of the Company then held by all of such Offerees ("PRO RATA SHARE").

      (e) An Offeree who shall not have given an Acceptance Notice within the said 30 day period as aforesaid shall be conclusively deemed to have rejected the Offer. A partial, conditional or qualified acceptance of the Offer, other than as expressly permitted in the preceding paragraph, shall not be deemed an acceptance of the Offer.

      (f) The closing of the transaction for the sale of the Offered Shares by the Offeror to the purchasing Offeree, if any, shall take place and be consummated forty five (45) business days following the date upon which the said period of acceptance of the Offer by all the Offerees expired. At such closing, the Offeror shall sell and transfer to the Offerees which served an Acceptance Notice their Pro Rata Share against payment of the consideration specified in the Offer.

      (g) Should any of the Offered Shares be left after allocation among and transfer to Offerees given Acceptance Notice according to their Pro Rata Share ("LEFTOVER SHARES"), such Leftover Shares shall be allocated among those Offerees which requested in their Acceptance Notice to purchase in excess of their Pro Rata Share ("EXCESS"), on a basis calculated by dividing the Excess requested by each such Offeree by the aggregate Excess requested by all such shareholders, and sold thereto for the consideration specified in the Offer, at the same Closing.

      (h) Notwithstanding anything to the contrary herein, in the event that by the end of the period specified in Article 7.4.(e) above, the Offeror shall not have received Acceptance Notices with respect to all of the Offered Shares, the Offeror shall be free to sell the Offered Shares under the same terms and conditions specified in the Offer, to the purchaser specified in the Offer, provided that the sale be consummated within the time period specified therein for the closing with such purchaser.

      (i) Anything to the contrary notwithstanding, the transfer of shares to a Permitted Transferee (as hereinafter defined), shall not be subject to the restrictive provisions of this Article 7.4. set forth above provided however, that such Permitted Transferee shall assume the transferring shareholder's respective obligations and rights hereunder. For purposes hereof, a "PERMITTED TRANSFEREE" of a shareholder means (x) the spouse, parent, child or sibling of the respective shareholder, (y) a person or entity that is controlled by or controlling or under common control with the respective shareholder; the term "CONTROL" means the possession, directly or indirectly, of more than 50% of the voting power and the right to appoint more than 50% of the members of the Board of Directors and the right to receive more than 50% of the distributed profits. A Permitted Transferee which receives Company shares by virtue of its compliance with the terms of the definition under subsection (y) above, and thereafter ceases to comply with the terms of such definition, will return the shares so transferred to the transferor within 15 business days thereafter.

7.4.1 PURCHASE AND SALE OF ALOIS'S SHARES:

      PUT/CALL RIGHT

      (a) At any time during a period of two (2) years after Alois's employment with the Company will terminate for any reason whatsoever but no longer than within ten (10) years from the Closing Date (the "OPTION PERIOD"), Alois shall have the right to require the Purchaser to purchase Alois's entire holdings in the Company ("ALOIS'S HOLDINGS") on the terms and conditions described herein (the "PUT RIGHT'). The basic purchase price for ALOIS'S HOLDINGS shall be: 24% multiplied by the Company's Value or by the Reduced Company's Value in the event that the Purchase Price was adjusted according to section 6.1 (a)-(b) (the "PUT/CALL BASIC PRICE"). In the event that Alois shall exercise the Put Right, the Put/Call Basic Price shall be adjusted, subject to section 7.4.1 (e) below in the following manner: the Put/Call Basic Price shall be increased by 1% for every 1% increase, above a ratio of 23% between the Company's turnover and its profits before tax, according to the Company's last audited financial statement as of the date of Alois's employment termination with the Company. The Put/Call basic price shall be decreased by 1.25% for every 1% decrease below a ratio of 23% between the Company's turnover and its profits before tax, according to the Company's last (audited) financial statement as of the date of Alois's employment termination with the Company.

      (b) At any time during the Option Period, the Purchaser shall have the right to require Alois or his Permitted Transferee, to sell Alois's Holdings to the Purchaser (the "CALL RIGHT"). In the event that the Purchaser shall exercise the Call Right, the Put/Call Basic Price shall be adjusted in the following manner: the Put/Call Basic Price shall be increased, subject to section 7.4.1 (e) below, by 1.5% for every 1% increase, above a ratio of 23% between the Company's turnover and its profits before tax, according to the Company's last (audited) financial statement as of the date of Alois's employment termination with the Company. The Put/Call basic price shall be decreased, subject to section 7.4.1(e) below, by 1% for every 1% decrease below a ratio of 23% between the Company's turnover and its profits before tax, according to the Company's last (audited) financial statement as of the date of Alois's employment termination with the Company.

      (c) The Put Right and the Call Right may be exercised by delivering a written notice, certified by a notary public, of such Party's desire to exercise the Right (the "Option Notice"). The payment of the purchase price for Alois' Holdings shall be due within sixty (60) Business Days following the receipt of the Option Notice by the other party. Subject to the delivery of the Option Notice the selling party herewith assigns these shares and the purchasing party herewith accepts the assignment.

      (d) Upon exercise of the Put or Call Right Alois' Holdings are automatically transferred to the purchasing party without further action. Alois warrants that his Holdingsshall be non-assessable, free and clear of all Liens and restrictions on transfer. Article 8 shall apply.

      (e) Notwithstanding the above, the Price for Alois's Holdings shall not be less than 1,080,000 DM and shall not exceed 1,800,000 DM. In the event that the Purchase Price was adjusted according to section 6.1
            (a)-(b) the above - mentioned numbers shall be adjusted accordingly.

      (f) The Purchaser shall provide Alois with a comfort letter issued by Eltek Ltd., in the form annexed herewith as EXHIBIT L, to secure the payment due to Alois in the event of execution of the Put Right as stipulated above.

      (g)   Relatives of Alois shall have the Put Right pursuant to this Para.
            7.4.1. as well.

                                   Article 8:

                                 INDEMNIFICATION

8.1   INDEMNIFICATION

      Without derogating from any right or remedy available under applicable law, Sellers, jointly and severally, shall indemnify Purchaser against and shall hold him harmless from any and all damages, loss, liabilities and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any claim action, suit or proceeding) ("DAMAGES") immediately and no later than three (3) Business Days, following the Purchaser written notice recounting his Damages, arising out of, based on or otherwise incurred or suffered by Purchaser or the Company in connection with (i) failure to perform any covenant or obligation of Sellers under this Agreement; (ii) any liability of the Company which has arisen prior to the Closing Date and has not been reflected in the Financial Statements; (iii) any liability of the Company which has arisen after the Closing Date but which stems prior to the Closing Date; (iv) the use, generation, storage, release, threatened release, discharge, disposal or presence of hazardous materials, prior to the Closing, on, under or about any properties owned or leased by the Company by any Person during the period that the Company was the legal or equitable owner of any properties owned or leased by the Company or which occurred prior to such time and was otherwise actually known by, or should have been known by, the Company. The obligation of the Company to indemnify the Purchaser and its officers, directors, partners, employees and agents and each other Person which controls the Purchaser or any of its partners shall specifically cover and include, without limitation, all fines and penalties imposed by federal, state or local authorities, costs of removing or neutralizing the hazardous materials, injury to the property adjoining any properties owned or leased by the Company, injury to persons living or working on or about any properties owned or leased by the Company or adjoining or otherwise affecting property, and all other indirect or consequential damages incurred by the Purchaser and its officers, directors, partners, employees and agents and each other Person.

8.2 All the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

8.3   (a)   Any investigation carried out by Purchaser and any information provided by the Sellers or the Company shall not discharge the Sellers in any way from their obligations herein.

      (b) The Sellers acknowledge that their respective representations and warranties are material and the accuracy of the representation and warranties in all respects is essential for the Purchasers decision to enter into this Agreement.

      (c) In case the Sellers shall breach one or more of the representations and warranties undertaken by them or any other of the Sellers obligations herein, the Purchaser may require, according to its sole discretion (the "Claim") that the Sellers: (i) within a reasonable period of time, however not later than 8 weeks following receipt of a written request, bring the Company or the Purchaser, as the case may be, to the position which would have existed prior to the breach. If the Sellers within this period of time did not comply with this request in a way satisfactory to the Purchaser or this proves to be impossible, then the Purchaser can claim relief; or
            (ii) pay to the Company such an amount of money necessary to adequately compensate the damages suffered by the Company due to the breach; and/or (iii) to pay to the Purchaser such an amount of money necessary to compensate the damages suffered by the Purchaser due to the breach.

8.4   TAX CLAUSE

      (a) At the request of the Purchaser, the Sellers shall indemnify the Company for all additional Tax payments having their origin before the day hereof. This shall apply particularly to additional Tax payments due to incidents which have subsequently become known, especially hidden profit distributions and due to tax-driven investments. Additional taxes resulting from purely timing differences below Euro 51,129.19 (DEM 100,000) per year shall not give a right to claim indemnification.

      (b) Claims resulting from this provision shall be subject to a limitation period of six months following the knowledge of Purchaser of the existence of a final and non-appealable assessment for the taxes and periods concerned; this shall not apply for tax fraud and gross negligent tax fraud.

                                   Article 9:

                                  MISCELLANEOUS

9.1   NOTICES.

      All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, ten (10) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below and electronic confirmation is received, or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

IF TO SELLERS:

      ALOIS KUBAT

      Filsstrasse 3
      73326 Deggingen

      THOMAS KUBAT

      Nellinger Strasse 19
      73340 Amstetten

      HEIKE HEIDENREICH BORN KUBAT

      Filsstrasse 3
      73326 Deggingen

IF TO THE COMPANY:

      Kubatronik-Leiterplatten GmbH

      Karl-Benz-Strasse 13
      73312Geislingen

IF TO THE PURCHASER:

      EN-Eltek Netherlands 2002 B.V.
      Telestone 8 - Teleport
      Naritaweg 165
      1043 BW Amsterdam
      The Netherlands

Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

9.2   AMENDMENTS; NO WAIVERS.

      (a) Subject to applicable law, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

      (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.3   EXPENSES.

      Up to an amount of Euro 180,000, 76% of the aggregate of all costs and expenses (including legal and other advisory fees) incurred by the parties in connection with this Agreement and the transactions contemplated hereby shall be borne by Eltek and 24% of the aggregate shall be borne by the Sellers., The Company shall reimburse Purchaser and Sellers for their reasonable out of pocket legal and due diligence expenses exceeding Euro 180,000 and incurred in connection with the purchase of the Acquired Shares hereunder, and completion of all other transactions contemplated under this Agreement. The Company shall bear the expenses incurred in the preparation of the Audited Financial Statements, the notary public fees and all taxes, duties and levies related to this Agreement and the consummation of the transaction contemplated hereby.

9.4   SUCCESSORS AND ASSIGNS.

      This Agreement shall be binding upon and inure to the benefit of the Parties and their respective, successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party.

9.5   GOVERNING LAW.

      All matters relating to this Agreement shall be decided under the laws of Germany, without regard to its conflict of laws principles. Each of the parties hereto hereby submits to the exclusive jurisdiction of the competent courts sitting in Munich, Germany.

9.6   COUNTERPARTS; EFFECTIVENESS.

      This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument

9.7   ENTIRE AGREEMENT.

      This Agreement and the attached Exhibits A to K constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement (including without limitation the Memorandum of Understanding dated February 6, 2002 by the Parties). Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

      The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section refer to this Agreement, and include all subparts thereof.

9.8   SEVERABILITY.

      If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

9.9   THIRD PARTY BENEFICIARIES.

      No provision of this Agreement shall create any third party beneficiary rights in any Person, including any Employee or former Employee of the Company or any affiliate thereof (including any beneficiary or dependent thereof).

9.11 JOINT AND SEVERAL. The Sellers representations, warranties, duties, obligations and undertakings under this Agreement shall be joint and several.

                                      *****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Auf die Anlagen A-L und die Schedules     It is herewith referred to Exhibits
wird verwiesen; auf das Vorlesen der      A-L. and all Schedules; the reading
Anlagen Schedules 3.5, 3.10, 3.12 und     aloud of-Schedules 3.5, 3.10, 3.12 and
die Listen, die den Schedules 3.11 und    the lists annexed to Schedules 3.11
3.13 beigefugt sind, wird verzichtet;     and 3.13 is waived; these Exhibits
diese Anlagen wurden den Beteiligten      and Schedules have been submitted to
zur Kenntnisnahme vorgelegt und von       the parties for notice and were signed
ihnen auf jeder Seite unterschrieben.     on each page. All other Exhibits and
Alle anderen Anlagen wurden               Schedules were read aloud.
vorgelesen.

Vorstehende Niederschrift wurde vor       The minutes above were read out before
dem Notar vorgelesen, von den             the notary, approved by the Persons
Erschienenen genehmigt und von ihnen      present and signed by them and the
und dem Notar eigenhandig wie folgt       notary as follows:
unterschrieben:

ALOIS KUBAT

THOMAS KUBAT

HEIKE HEIDENREICH BORN KUBAT

KUBATRONIK-LEITERPLATTEN GMBH

BY:
-----------------------------

NAME:

TITLE:

-----------------------------

EN-ELTEK NETHERLANDS 2002 B.V.

BY:
-----------------------------

NAME:

TITLE: